September 23, 2005

Mail Stop 3561

Via U.S. Mail and Fax (818-953-9844)

Mr. Daniel M. Solberg
Chief Financial Officer
The Neptune Society, Inc.
4312 Woodman Avenue,
Third Floor
Sherman Oaks, CA 91423

	RE:	The Neptune Society, Inc.
      Form 10-KSB for the Year ended December 31, 2004
		Filed March 31, 2005
		File No. 000-31182

Dear Mr. Solberg:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director



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